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                           MCGOWAN
                             GUNTERMANN
                          --------------------------
                          A PROFESSIONAL CORPORATION

                   CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

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   509 E. Montecito Street, Santa Barbara, Ca 93103, (805) 962-9175, Fax: (805)
                            962-8925, www.mcgowan.com



INDEPENDENT  AUDITOR'S  CONSENT
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Board  of  Directors  and  Shareholders
Turbodyne  Technologies,  Inc.  and  Subsidiaries
Carpinteria,  California

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 7,500,000 shares eligible for issuance pursuant to the 2002 Stock Incentive Plan of Turbodyne Technologies Inc. and subsidiaries, of our report dated April 6, 2001 relating to the consolidated balance sheets of Turbodyne Technologies Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2000 annual report on Form 10-K of Turbodyne Technologies Inc. and subsidiaries.

Our report, dated April 6, 2001, contains an explanatory paragraph that states that the Company has suffered net losses in each of the last five years, is subject to numerous lawsuits, including those brought against it by shareholders, and based on projected cash flows for the ensuing year the Company will require additional equity or debt financing in order to continue its present operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.



/s/ MCGOWAN  GUNTERMANN

MCGOWAN  GUNTERMANN

Santa  Barbara,  California
December  13,  2002